Exhibit 4.1

Description of COLUMBIA FINANCIAL, Inc.’s Common Stock
Registered Under Section 12 of the Securities Exchange Act of 1934

General

Columbia Financial, Inc. (the “Company”) is incorporated in the State of Delaware. The rights of our shareholders are generally covered by Delaware law and our certificate of incorporation and bylaws (each as amended and in effect on the date hereof). The terms of our common stock are therefore subject to Delaware law, including the Delaware General Corporation Law, and the common and constitutional law of Delaware.

This exhibit describes the general terms of our common stock. This is a summary and does not purport to be complete. Our certificate of incorporation and bylaws as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (the “SEC”) in future periodic or current reports in accordance with the rules of the SEC. You are encouraged to read these documents.

For more detailed information about the rights of our common stock, you should refer to our article of incorporation and bylaws and the applicable provisions of Delaware law, including the Delaware General Corporation Law, for additional information.

General

The Company is authorized to issue 500,000,000 shares of common stock having a par value of $0.01 per share and 10,000,000 shares of preferred stock having a par value of  $0.01 per share.

Shares of the Company’s common stock are listed on the Nasdaq Global Select Market under the symbol “CLBK.”

Each share of the Company’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Dividends

The Company can pay dividends on its outstanding shares of common stock if, as and when declared by its board of directors. The payment of dividends by the Company is limited by law and applicable regulation. The holders of common stock of the Company will be entitled to receive and share equally in dividends declared by the board of directors of the Company. If the Company issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights

Unless the Company issues preferred stock, the holders of common stock of the Company will possess exclusive voting rights in the Company. They will elect the Company’s board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Except as discussed below, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues preferred stock, holders of the Company’s preferred stock may also possess voting rights.

The Company’s certificate of incorporation provides that record holders of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are generally not entitled to any vote with respect to those shares held in excess of the 10% limit. This provision does not apply to shares held by Columbia Bank MHC, the Company’s parent mutual holding company,

Liquidation

If there is any liquidation, dissolution or winding up of Columbia Bank, the Company, as the sole holder of Columbia Bank’s capital stock, would be entitled to receive all of Columbia Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Columbia Bank and the distribution of Columbia Bank’s liquidation account to applicable depositors. Upon liquidation, dissolution or winding up of the Company, the holders of its common stock would be entitled to receive all of the assets of the Company available for distribution after payment or provision for payment of all its debts and liabilities. If the Company issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Sinking Funds; Redemption

Holders of the common stock of the Company will not be entitled to preemptive rights with respect to any shares that may be issued. The Company’s common stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The common stock cannot be redeemed.